Exhibit 99.1

MODUSLINK REPORTS FINANCIAL RESULTS FOR THIRD QUARTER OF FISCAL 2016

WALTHAM, Mass.— June 9, 2016—ModusLink Global Solutions™, Inc. (the “Company”) (NASDAQ: MLNK), on June 9, 2016, reported financial results for its third quarter of fiscal year 2016 ended April 30, 2016. Results for the three and nine month periods ended April 30, 2016 are summarized in the following paragraphs. For a full discussion of the results, please see the Company’s report on Form 10-Q, which can be accessed through www.moduslink.com.

Third Quarter Financial Summary

¡	Net revenue of $96.5 million for the three months ended April 30, 2016, as compared to $106.2 million in the same period in the prior year.
¡	Gross margin of 2.3% for the three months ended April 30, 2016, as compared to 8.5% in the same period in the prior year.
¡	SG&A expenses of $14.5 million for the three months ended April 30, 2016, compared to $14.4 million in the same period in the prior year.
¡	Operating loss of $12.5 million for the three months ended April 30, 2016, compared to operating loss of $7.6 million in the same period in the prior year.
¡	Negative Adjusted EBITDA of $10.5 million for the three months ended April 30, 2016, compared to negative Adjusted EBITDA of $0.9 million in the same period in the prior year.
¡	Net loss of $12.8 million, or $0.25 per basic and diluted share, for the three months ended April 30, 2016, compared with net loss of $12.1 million, or $0.23 per basic and diluted share, in the same period in the prior year.

The decrease in net revenue, gross margin, operating income and adjusted EBITDA for the three months ended April 30, 2016, as compared to the same period in the prior year, was primarily driven by decreased revenues from a consumer electronics client and an aftermarket services program related to the repair and refurbishment of mobile devices, partially offset by increases in revenue from other consumer electronics clients. The lower revenue from the consumer electronics client primarily affected results in the Americas and Asia. Additionally, the lower revenue from the aftermarket services program affected results in the Americas.

For the three months ended April 30, 2016, negative Adjusted EBITDA was $10.5 million compared to negative Adjusted EBITDA of $0.9 million for the same period in the prior year. EBITDA represents earnings before interest, income tax expense, depreciation and amortization, and adjusted EBITDA represents EBITDA excluding certain items. Please refer to the non-GAAP information and table reconciling the Company’s adjusted EBITDA to its GAAP net income (loss) below.

Year-to-Date Financial Summary

¡	Net revenue of $357.5 million for the nine months ended April 30, 2016, as compared to $442.0 million in the same period in the prior year.
¡	Gross margin of 5.1% for the nine months ended April 30, 2016, as compared to 10.1% in the same period in the prior year.
¡	SG&A expenses of $43.5 million for the nine months ended April 30, 2016, compared to $44.6 million in the same period in the prior year.
¡	Operating loss of $27.0 million for the nine months ended April 30, 2016, compared to operating loss of $5.8 million in the same period in the prior year.
¡	Negative Adjusted EBITDA of $16.9 million for the nine months ended April 30, 2016, compared to adjusted EBITDA of $11.3 million in the same period in the prior year.
¡	Net loss of $41.6 million, or $0.80 per basic and diluted share, for the nine months ended April 30, 2016, compared with net loss of $13.4 million, or $0.26 per basic and diluted share, in the same period in the prior year.

The decrease in net revenue, gross margin, operating income and adjusted EBITDA for the nine months ended April 30, 2016, as compared to the same period in the prior year, were driven by the lower volumes from a major computing market client, a major consumer electronics client and an aftermarket services program related to the repair and refurbishment of mobile devices, partially offset by an increase in revenue from other clients in the consumer electronics industries. The lower revenues from the major consumer electronics client affected results in the Americas, Europe and Asia. The lower revenue from the major consumer electronics client primarily affected results in the Americas and Asia. The lower revenue from the aftermarket services program affected results in the Americas.

For the nine months ended April 30, 2016, negative Adjusted EBITDA was $16.9 million compared to Adjusted EBITDA of $11.3 million for the same period in the prior year. EBITDA represents earnings before interest, income tax expense, depreciation and amortization, and adjusted EBITDA represents EBITDA excluding certain items. Please refer to the non-GAAP information and table reconciling the Company’s adjusted EBITDA to its GAAP net income (loss) below.

Warren G. Lichtenstein, Chairman of the Board and interim Chief Executive Officer of ModusLink Global Solutions, Inc. stated “We are evaluating various actions to materially enhance all of the Company’s operations through increased sales and operating efficiencies in order to quickly return the Company to profitability.” “We are pleased that the Company continues to receive service related awards from both existing and new client accounts on a global basis which reflects our commitment to our customers.”

About ModusLink Global Solutions, Inc.

ModusLink Global Solutions, Inc. (NASDAQ: MLNK), through its wholly-owned subsidiaries, ModusLink Corporation and ModusLink PTS, Inc. (together “ModusLink”), executes comprehensive supply chain and logistics services that are designed to improve clients’ revenue, cost, sustainability and customer experience objectives. ModusLink is a trusted and integrated provider to the world’s leading companies in consumer electronics, communications, computing, medical devices, software and retail. ModusLink’s operations are supported by more than 25 sites across North America, Europe, and the Asia/Pacific region. For details on ModusLink’s flexible and scalable solutions visit www.moduslink.com and www.valueunchained.com, the blog for supply chain professionals.

Non-GAAP Information

In addition to the financial measures prepared in accordance with generally accepted accounting principles, the Company uses adjusted EBITDA, a non-GAAP financial measure, to assess its performance. EBITDA represents earnings before interest, income tax expense, depreciation and amortization. We define adjusted EBITDA as EBITDA excluding the effects of SEC inquiry and financial restatement costs, SEC penalties on resolution, strategic consulting and other related professional fees, restructuring, share-based compensation, impairment of long-lived assets, unrealized foreign exchange gains and losses, net, other non-operating gains and losses, net, and gains and losses, and equity in gains and losses, of affiliates and impairments.

We believe that providing adjusted EBITDA to investors is useful, as this measure provides important supplemental information of our performance to investors and permits investors and management to evaluate the operating performance of our core supply chain business. We use adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, determining a component of incentive compensation for executive officers and other key employees based on operating performance and evaluating short-term and long-term operating trends in our core supply chain business. We believe that the adjusted EBITDA financial measure assists in providing an enhanced understanding of our underlying operational measures to manage the core supply chain business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. We believe that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision making.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies.

A table reconciling the Company’s EBITDA and adjusted EBITDA to its GAAP net income (loss) is included in this release.

ModusLink Global Solutions is a registered trademark of ModusLink Global Solutions, Inc. All other company names and products are trademarks or registered trademarks of their respective companies.

This release contains forward-looking statements, which address a variety of subjects. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s ability to execute on its business strategy, including any cost reduction plans and the continued and increased demand for and market acceptance of its services, which could negatively affect the Company’s ability to meet its revenue, operating income and cost savings targets, maintain and improve its cash position, expand its operations and revenue, lower its costs, improve its gross margins, reach and sustain profitability, reach its long-term objectives and operate optimally; failure to realize expected benefits of restructuring and cost-cutting actions; the Company’s ability to preserve and monetize its net operating losses; difficulties integrating technologies, operations and personnel in accordance with the Company’s business strategy; client or program losses; demand variability in supply chain management clients to which the Company sells on a purchase order basis rather than pursuant to contracts with minimum purchase requirements; failure to settle disputes and litigation on terms favorable to the Company; risks inherent with conducting international operations; and increased competition and technological changes in the markets in which the Company competes. For a detailed discussion of cautionary statements that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K. Forward-looking statements represent management’s current expectations and are inherently uncertain. The Company does not undertake any obligations to update forward-looking statements made by it.

Contact:

Glenn Wiener

ir@moduslink.com

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	April 30, 2016	July 31, 2015
Assets:
Cash and cash equivalents	$149,636	$119,431
Trading securities	16,937	78,716
Accounts receivable, net	121,516	131,216
Inventories	40,711	48,740
Funds held for clients	23,908	21,807
Prepaid and other current assets	11,612	13,732

Total current assets	364,320	413,642

Property and equipment, net	22,652	22,736
Other assets	9,954	10,124

Total assets	$396,926	$446,502

Liabilities:
Accounts payable	$113,514	$120,118
Accrued restructuring	454	1,528
Accrued expenses	34,363	38,970
Other current liabilities	50,356	50,737

Total current liabilities	198,687	211,353

Notes payable	81,228	77,864
Other long-term liabilities	13,112	12,684

Total liabilities	293,027	301,901

Stockholders' equity:	103,899	144,601

Total liabilities and stockholders' equity	$396,926	$446,502

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended April 30,			Nine Months Ended April 30,
	2016	2015	Fav (Unfav)	2016	2015	Fav (Unfav)
Net revenue	$96,460	$106,234	(9.2%)	$357,515	$441,988	(19.1%)
Cost of revenue	94,286	97,222	3.0%	339,234	397,544	14.7%

Gross profit	2,174	9,012	(75.9%)	18,281	44,444	(58.9%)

	2.3%	8.5%	(6.2%)	5.1%	10.1%	(4.9%)
Operating expenses:
Selling, general and administrative	14,489	14,439	(0.3%)	43,514	44,600	2.4%
Amortization of intangible assets	—	131	—	—	667	—
Impairment of long-lived assets	—	—	—	305	—	—
Restructuring, net	182	1,994	90.9%	1,429	4,936	71.0%

Total operating expenses	14,671	16,564	11.4%	45,248	50,203	9.9%

Operating loss	(12,497)	(7,552)	(65.5%)	(26,967)	(5,759)	(368.3%)
Other income (expense), net	(260)	(3,860)	93.3%	(13,714)	(5,489)	(149.8%)

Loss before taxes	(12,757)	(11,412)	(11.8%)	(40,681)	(11,248)	(261.7%)
Income tax expense	408	694	41.2%	1,464	2,400	39.0%
(Gains) losses, and equity in losses, of affiliates, net of tax	(316)	—	—	(575)	(208)	176.4%

Net loss	$(12,849)	$(12,106)	(6.1%)	$(41,570)	$(13,440)	(209.3%)

Basic net loss per share	$(0.25)	$(0.23)		$(0.80)	$(0.26)
Diluted net loss per share	$(0.25)	$(0.23)		$(0.80)	$(0.26)

Weighted average common shares used in:
Basic earnings per share	52,200	51,750		51,867	51,917
Diluted earnings per share	52,200	51,750		51,867	51,917

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Information by Operating Segment

(in thousands)

(unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2016	2015	2016	2015
Net revenue:
Americas	$22,707	$32,732	$84,126	$167,772
Asia	33,217	35,082	131,624	123,530
Europe	33,186	30,720	116,585	125,761
e-Business	7,350	7,700	25,180	24,925

Total net revenue	$96,460	$106,234	$357,515	$441,988

Operating income (loss):
Americas	$(3,601)	$(2,771)	$(11,598)	$(1,292)
Asia	(2,015)	895	1,031	8,925
Europe	(3,826)	(2,700)	(9,096)	(5,030)
e-Business	(1,248)	(12)	(2,149)	510

Total segment operating income (loss)	(10,690)	(4,588)	(21,812)	3,113
Corporate-level activity	(1,807)	(2,964)	(5,155)	(8,872)

Total operating loss	$(12,497)	$(7,552)	$(26,967)	$(5,759)

ModusLink Global Solutions, Inc. and Subsidiaries

Reconciliation of Selected Non-GAAP Measures to GAAP Measures

(in thousands)

(unaudited)

Net loss to Adjusted EBITDA1

	Three Months Ended April 30,		Nine Months Ended April 30,
	2016	2015	2016	2015
Net loss	$(12,849)	$(12,106)	$(41,570)	$(13,440)
Interest income	(334)	(247)	(536)	(666)
Interest expense	2,833	2,613	8,339	7,899
Income tax expense	408	694	1,464	2,400
Depreciation	1,946	1,903	5,820	6,632
Amortization of intangible assets	—	131	—	667

EBITDA	(7,996)	(7,012)	(26,483)	3,492
SEC inquiry and financial restatement costs	125	129	292	136
SEC penalties on resolution	—	1,500	—	1,500
Strategic consulting and other related professional fees	150	60	434	669
Restructuring	182	1,994	1,429	4,936
Share-based compensation	(32)	442	926	1,297
Impairment of long-lived assets	—	—	305	—
Unrealized foreign exchange (gains) losses, net	(544)	687	1,272	(904)
Other non-operating (gains) losses, net	(2,083)	(3,746)	5,457	(4,645)
(Gains) losses, and equity in losses, of affiliates and impairments	(316)	5,017	(533)	4,809

Adjusted EBITDA	$(10,514)	$(929)	$(16,901)	$11,290

[1]	The Company defines Adjusted EBITDA as net income (loss) excluding net charges related to interest income, interest expense, income tax expense, depreciation, amortization of intangible assets, SEC inquiry and financial restatement costs, SEC penalties on resolution, strategic consulting and other related professional fees, restructuring, share-based compensation, impairment of long-lived assets, unrealized foreign exchange gains and losses, net, other non-operating gains and losses, net, and gains and losses, and equity in losses, of affiliates and impairments.